EXHIBIT 99.1

NEWS RELEASE for December 11, 2002
Contact:	Allen & Caron Inc	Catalina Lighting Inc
	Jay McKeage (investors)	Stephen Marble
	jay@allencaron.com	Chief Financial Officer
	(212) 691-8087	(305) 558-4777
or
Kari Paskewicz (media)
kari@allencaron.com
(630) 759-9640

CATALINA LIGHTING INC PROVIDES
GUIDANCE FOR FISCAL 2003

MIAMI (December 11, 2002) … Catalina Lighting Inc (Nasdaq:CALA), a leading international designer, manufacturer, and distributor of lighting products for residential and office environments, today provided financial guidance for the coming fiscal year ending September 30, 2003. Catalina is currently estimating fiscal 2003 sales of approximately $230 million, with earnings in the range of $0.93 to $0.97 per diluted share. For the fiscal year ended September 30, 2002, the Company reported sales of $220 million and earnings per diluted share of $0.18.

Commenting on these guidance figures, Catalina CFO Stephen Marble pointed to continuing strength in the Company’s United Kingdom and Canadian markets resulting in the sales of higher-margin lighting products, as well as the ongoing benefits of the Company’s cost-cutting programs that have been implemented over the past 16 months.

About Catalina Lighting Inc
Catalina Lighting Inc is a leading international designer, manufacturer, and distributor of residential and office lighting products. The Company’s broad product line includes functional and decorative table lamps; ceiling, wall, recessed, vanity and track lighting fixtures; emergency and outdoor lighting; and chandeliers. Its line is distributed under several brand names, including Catalina, Dana, Ring, Illuminada and Pro Office. The Company also functions as an OEM, selling goods under its customers’ private labels.

This press release includes statements that constitute “forward-looking” statements that reflect the Company’s current view with respect to future events and financial performance. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, general domestic and international economic conditions which may affect consumer spending; reliance on key customers who may delay, cancel or fail to place orders; continued acceptance of the Company’s products in the marketplace; new products and technological changes; pressures on product prices and pricing inventories; increases in the costs of labor and raw materials; dependence upon third-party vendors and imports from China, which may limit the Company’s margins or affect the timing of revenue and sales recognition; competitive developments, changes in manufacturing and transportation costs, the availability of capital, the ability to satisfy the terms and covenants of credit and loan agreements, and the impact of increases in borrowing costs, each of which affect the Company’s short-term and long-term liquidity; foreign currency exchange rates; changes in the Company’s effective tax rate; the Company’s ability to improve its operating efficiencies or customer service capabilities; the continued success of the Company’s expense control program and improvements in gross profits; and other risks detailed in the Company’s periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

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